Exhibit 4.3

THIS NOTE IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF THE NOMINEE OF THE ENTITY APPOINTED AS COMMON SAFEKEEPER FOR EUROCLEAR BA K SA/NV (“EUROCLEAR”) AND CLEARSTREAM BANKING S.A. (“CLEARSTREAM”). TRANSFERS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS IN WHOLE, AND NOT IN PART, TO NOMINEES OF THE COMMON SAFEKEEPER OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE, EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE.

4.029% NOTES DUE 2036

No.

ISIN No.: XS2838924848

Common Code: 283892484

This certifies that the Person whose name is entered in the Security Register maintained by the Registrar is registered as the Holder of the aggregate principal amount of €           of 4.029% Notes Due 2036.

BECTON DICKINSON EURO FINANCE S.à R.L.,

a private limited liability company (société à responsabilité limitée) incorporated under the laws of the Grand Duchy of Luxembourg, having its registered office at 412 F route d’Esch, L-1471 Luxembourg and registered with the Luxembourg Trade and Companies Register under number B234229 (the “Company”), for value received, hereby promises to pay to the registered Holder hereof, or registered assigns, the principal sum of €           on June 7, 2036 and to pay interest, on June 7 of each year, commencing June 7, 2025, on said principal sum at the rate of 4.029% per annum, from June 7, 2024 or from the most recent interest payment date to which interest has been paid or provided for, as the case may be, until payment of said principal sum has been made or duly provided for. The interest so payable on any June 7 shall, subject to certain exceptions provided in the Indenture referred to on the reverse hereof, be paid to the Person in whose name this Note is registered at the close of business on the Business Day on which each of Clearstream and Euroclear is open for business immediately preceding the applicable interest payment date.

Interest will be computed on the basis of the actual number of days in the period for which interest is being calculated and the actual number of days from and including the last date on which interest was paid (or from June 7, 2024, if no interest has been paid on the Notes), to but excluding the next scheduled interest payment date. This payment convention is referred to as ACTU AL/ACTUAL (ICMA) as defined in the rulebook of the International Capital Market Association.

Each Holder of this Note, by accepting the same, agrees to and shall be bound by the provisions hereof and of the Indenture described herein, and authorizes and directs the Trustee described herein on such Holder’s behalf to be bound by such provisions. Each Holder hereby waives all notice of the acceptance of the provisions contained herein and in the Indenture and waives reliance by such holder upon said provisions.

This Note shall not be entitled to any benefit under the Indenture, or be valid or become obligatory for any purpose, until the certificate of authentication hereon shall have been signed by or on behalf of the Trustee and until it has been effectuated for and on behalf of the Common Safekeeper. The provisions of this Note are continued on the reverse side hereof, and such continued provisions shall for all purposes have the same effect as though fully set forth at this place.

IN WITNESS WHEREOF, the Company has caused this instrument to be signed in accordance with Section 2.02 of the Base Indenture.

Dated:

BECTON DICKINSON EURO FINANCE S.À.R.L, as Company

By:
Name:
Title:

CERTIFICATE OF AUTHENTICATION

This Note is one of the Securities of the series referred to herein issued pursuant to the within-mentioned Indenture.

Date:

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee

By:

EFFECTUATED for and on behalf of EUROCLEARBANK SA/NY, as Common Safekeeper, without recourse, warranty or liability.

Date: [_________]

EUROCLEAR BANK SA/NV, as Common Safekeeper

By:
Authorized Signatory

Becton Dickinson Euro Finance S.à r.l.

4.029% Notes Due 2036

This Note is one of a duly authorized issue of debentures, notes or other evidences of indebtedness (the “Securities”) of Becton Dickinson Euro Finance S.à r.l., a private limited liability company (société à responsabilité limitée) incorporated under the laws of the Grand Duchy of Luxembourg, having its registered office at 412 F route d’Esch, L-1471 Luxembourg and registered with the Luxembourg Trade and Companies Register under number B234229 (the “Company”), issued or to be issued in one or more series under and pursuant to an Indenture for the Company’s unsecured debt securities, dated as of May 17, 2019 (the “Base Indenture”), duly executed and delivered by and among the Company, Becton, Dickinson and Company, a New Jersey corporation (the “Guarantor” or “BD”), and The Bank of New York Mellon Trust Company, N.A. (the “Trustee”), as supplemented by the Fifth Supplemental Indenture, dated as of June 7, 2024 (the “Supplemental Indenture”), among the Company, the Guarantor and the Trustee. The Notes are subject to a Paying Agency Agreement, dated as of June 7, 2024 (the “Paying Agency Agreement”), among the Company, the Guarantor and The Bank of New York Mellon, London Branch, as Paying Agent (the “Paying Agent”). The Base Indenture as supplemented and amended by the Supplemental Indenture is referred to herein as the “Indenture.” The Notes may be issued in one or more series, which different series may be issued in various aggregate principal amounts, may mature at different times, may bear interest (if any) at different rates, may be subject to different redemption provisions (if any), may be subject to different sinking, purchase or analogous funds (if any) and may otherwise vary as provided in the Indenture. This Note is one of the series designated on the face hereof, initially limited in aggregate principal amount to €800,000,000 (except as provided in the Indenture). Terms defined in the Indenture have the same definitions herein unless otherwise specified.

1.	Method of Payment. Payment of the principal of and interest on this Note will be made at the office or agency of the Company maintained for that purpose in the City of London, England, which shall be initially the corporate trust office of The Bank of New York Mellon, London Branch, located at 160 Queen Victoria Street, London EC4Y 4AL.

2.	Paying Agent and Registrar. Initially, The Bank of New York Mellon, London Branch will act as Paying Agent. The Bank of New York Mellon Trust Company, N.A. will initially act as Registrar for the Notes. The Company may change any Paying Agent upon notice to the Trustee.

3.	Indenture. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (“TIA”) as in effect on the date the Indenture is qualified. The Notes are subject to all such terms, and holders of such Notes are referred to the Indenture and TIA for a statement of such terms. In the event of a conflict between the terms of the Notes and the terms of the Indenture, the terms of the Indenture shall prevail. The Notes are senior unsecured obligations of the Company.

4.	Issuance in Euro. Initial Holders of the Notes will be required to pay for the Notes in euros, and principal, premium, if any, and interest payments on the Notes, including any payments made upon any redemption of the Notes, will be payable in euros. If, on or after June 4, 2024, the euro is unavailable to the Company or, in the case of the Guarantee, the Guarantor, due to the imposition of exchange controls or other circumstances beyond the Company’s or the Guarantor’s control or the euro is no longer used by the then member states of the European Monetary Union that have adopted the euro as their currency or for the settlement of transactions by public institutions within the international banking community, then all payments in respect of the Notes or the Guarantee will be made in U.S. dollars until the euro is again available to the Company or, in the case of the Guarantee, the Guarantor, or so used. The amount payable on any date in euro will be converted into U.S. dollars at the rate mandated by the U.S. Federal Reserve Board as of the close of business on the second Business Day prior to the relevant payment date or, in the event the U.S. Federal Reserve Board has not mandated a rate of conversion, on the basis of the most recent euro/U.S. dollar exchange rate available on or prior to the second Business Day prior to the relevant payment date, as determined by the Company in its sole discretion. Any payment in respect of the Notes so made in U.S. dollars will not constitute an Event of Default under the Notes or the Indenture governing the Notes. Neither the Trustee nor the Paying Agent shall have any responsibility for any calculation or conversion in connection with the foregoing.

5.	Optional Redemption. The Company may, at its option, redeem the Notes, in whole or in part, at any time and from time to time prior to March 7, 2036 (three months prior to the maturity date (the “Par Call Date”)) at a redemption price, as determined by the Company, equal to the greater of (i) 100% of the principal amount of the Notes to be redeemed and (ii) the sum of the present values of the Remaining Scheduled Payments on the Notes being redeemed, discounting such payments to the redemption date on an annual basis (ACTUAL/ACTUAL (ICMA)) at the applicable Comparable Government Bond Rate, plus 25 basis points, plus accrued and unpaid interest to, but excluding the date of redemption on the principal balance of the Notes being redeemed. The Trustee shall have no responsibility for calculating the redemption price. At any time on or after the Par Call Date, the Company may redeem the Notes, in whole or in part, at any time and from time to time at a redemption price equal to 100% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest to, but excluding, the date of redemption on the principal balance of the Notes being redeemed.

6.	Special Mandatory Redemption. If (i) the Acquisition is not consummated on or before the later of (x) June 3, 2025 and (y) the date that is five Business Days after any later date to which Seller Parent and BD may agree to extend the “Outside Date” in the Acquisition Agreement (such later date, the “Special Mandatory Redemption End Date”) or (ii) BD notifies the trustee under the indenture that it will not pursue the consummation of the Acquisition (the earlier of the date of delivery of such notice described in this clause (ii) and the Special Mandatory Redemption End Date, a “Special Mandatory Redemption Event”), then the Issuer will be required to redeem the Notes (the “Special Mandatory Redemption”) at a special mandatory redemption price equal to 101% of the aggregate principal amount of the Notes, plus accrued and unpaid interest, if any, to, but excluding, the Special Mandatory Redemption Date (subject to the right of holders of the Notes of record on the relevant record date to receive interest due on an interest payment date falling prior to the Special Mandatory Redemption Date) (the “Special Mandatory Redemption Price”). Unless the Issuer defaults in payment of the Special Mandatory Redemption Price, on and after such Special Mandatory Redemption Date, interest will cease to accrue on the Notes to be redeemed.

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In the event that the Issuer becomes obligated to redeem the Notes pursuant to the Special Mandatory Redemption, the Issuer will promptly, and in any event not more than five Business Days after the Special Mandatory Redemption Event, deliver notice to the trustee of the Special Mandatory Redemption and the date upon which the Notes will be redeemed (the “Special Mandatory Redemption Date”), which date shall be no later than the tenth Business Day following the date of such notice unless some longer minimum period may be required by DTC (or any successor depositary), together with a notice of Special Mandatory Redemption for the trustee to deliver to each registered holder of notes. The trustee will then promptly mail or electronically deliver (or otherwise transmit in accordance with the depositary’s procedures) such notice of Special Mandatory Redemption to each registered holder of the Notes.

On or before the Special Mandatory Redemption Date, the Issuer will pay to a Paying Agent for payment to each Holder of the Notes the Special Mandatory Redemption Price for such Holder’s notes.

Failure to make the Special Mandatory Redemption, if required in accordance with the terms described above, will constitute an Event of Default with respect to the Notes.

Upon the consummation of the Acquisition, the foregoing provisions regarding Special Mandatory Redemption will cease to apply.

For purposes of the foregoing, the following definitions apply:

“Acquisition” means the acquisition of the Critical Care business of Seller Parent and its subsidiaries by BD and/or certain of its subsidiaries.

“Acquisition Agreement” means the Stock and Asset Purchase Agreement, dated June 3, 2024, by and among BD and Seller Parent, as may be amended or modified or any provision thereof waived from time to time.

“Seller Parent” means Edwards Lifesciences Corporation.

Notwithstanding anything to the contrary provided herein or in the Indenture, the Issuer and the Trustee may, with the consent of the holders of a majority in principal amount of the outstanding notes, amend the indenture and the Notes for the purpose of adding any provisions to or changing or eliminating any provisions set forth under this heading “Special Mandatory Redemption;” provided that, notwithstanding the foregoing, no such amendment will reduce the premium payable upon a Special Mandatory Redemption without the consent of each holder of a note affected thereby.

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7.	Offer to Repurchase Upon Change of Control Triggering Event. If a Change of Control Triggering Event occurs, unless the Company has exercised its right to redeem such Notes under Section 1.6 or Section 1.9 of the Indenture, the Company will be required to make an offer to each Holder of outstanding Notes to repurchase all or any portion (equal to €1,000 or an integral multiple of €1,000 in excess thereof) of that Holder’s Notes at a purchase price equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to but excluding, the date of purchase, subject to the rights of Holders of the Notes on the relevant record date to receive interest due on the relevant interest payment date. On the Change of Control Payment Date, the Company will, to the extent lawful, (a) accept for payment all Notes or portions of Notes properly tendered pursuant to the Change of Control Offer; (b) deposit with the Trustee or the Paying Agent the required payment for all properly tendered Notes or portions of Notes not validly withdrawn; and (c) deliver or cause to be delivered to the Trustee the Notes properly accepted, together with an Officer’s Certificate stating the aggregate principal amount of Notes or portions of Notes being repurchased.

8.	Transfers; Exchanges. Upon the presentment for registration of transfer of this Note at the office or agency of the Company or the Guarantor designated for such purpose pursuant to the Indenture, a new Note or Notes of authorized denominations for an equal aggregate principal amount shall be issued to the transferee in exchange therefor, subject to the limitations provided in the Indenture, without charge except for any tax or other governmental charge imposed in connection therewith.

Prior to due presentment for registration of transfer of this Note, the Company, the Guarantor, the Trustee or any Registrar, Paying Agent or Authenticating Agent, may deem and treat the registered holder hereof as the absolute owner of this Note (whether or not this Note shall be overdue and notwithstanding any notation of ownership or other writing here on), for the purpose of receiving payment hereof, or an account hereof, and for all other purposes, and the Company, the Guarantor, the Trustee and any Registrar, Paying Agent and Authenticating Agent shall not be affected by any notice to the contrary.

9.	Payment of Additional Amounts and Redemption for Tax Reasons. The provisions of Sections 1.8 and 1.9 of the Supplemental Indenture shall apply to the Notes. Whenever the payment of the principal of or interest or any other amounts on, or in respect of, this Note is mentioned, in any context, such mention shall be deemed to include mention of the payment of Additional Amounts to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof pursuant to the terms of the Indenture, and express mention of the payment of Additional Amounts in any provision of this series of Notes shall not be construed as excluding the payment of Additional Amounts in those provisions where such express mention is not made.

10.	Denominations, Transfer, Exchange. The Notes are in registered form without coupons in the denominations of €100,000 or any integral multiple of €1,000 in excess thereof. The transfer of Notes may be registered and Notes may be exchanged as provided in the Indenture. The Notes may be presented for exchange or for registration of transfer (duly endorsed or with the form of transfer endorsed thereon duly executed if so required by the Company or the Registrar) at the office or agency of the Company or the Guarantor designated for such purpose (or otherwise in accordance with applicable procedures of Euroclear and Clearstream). No service charge shall be made for any registration of transfer or exchange, but a Holder of such Notes may be required to pay any applicable taxes or other governmental charges.

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11.	Persons Deemed Owners. The registered Holder of a Note will be treated as its owner for all purposes. Only registered holders will have rights under the Indenture governing the Notes.

12.	Repayment to the Company. Subject to the terms of the Indenture, any funds deposited with the Trustee or Paying Agent, or then held by the Company, in trust for the payment of the principal of and any interest on any Security of any series and remaining unclaimed for two years after such principal and any interest has become due and payable shall be paid to the Company upon written request by the Company, or (if then held by the Company) shall be discharged from such trust; and the Holder of such Security shall thereafter, as an unsecured general creditor, look only to the Company for payment thereof, and all liability of the Trustee or such Paying Agent with respect to such trust money, and all liability of the Company as trustee thereof, shall thereupon cease.

13.	Amendments, Supplements and Waivers. The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the Guarantor and the rights of the Holders of the Securities of any series at any time by the Company, the Guarantor and the Trustee with the consent of the Holders of a majority in aggregate principal amount of the outstanding Securities of such series, each series voting separately. The Indenture also contains provisions permitting the Holders of a majority in aggregate principal amount of the outstanding Securities, on behalf of the Holders of all the Securities of such series, to waive certain past defaults under the Indenture and their consequences. Any such consent or waiver by or on behalf of the Holder of this Security shall be conclusive and binding upon such Holder and upon all future Holders of this Security and of any Security issued upon the registration of transfer hereof or in exchange hereof or in lieu hereof, whether or not notation of such consent or waiver is made upon this Security.

14.	Defaults and Remedies. In case an Event of Default, as defined in the Indenture, with respect to the Notes shall have occurred and be continuing, the principal hereof and interest hereon may be declared, and upon such declaration shall become, due and payable, in the manner, with the effect and subject to the conditions provided in the Indenture.

15.	Trustee, Paying Agent and Registrar May Hold Securities. The Trustee, subject to certain limitations imposed by the TIA, or any Paying Agent or Registrar, in its individual or any other capacity, may become the owner or pledgee of Securities with the same rights it would have if it were not Trustee, Paying Agent or Registrar.

16.	No Recourse Against Others. No recourse under or upon any obligation, covenant or agreement contained in this Indenture, in any Security, or because of any indebtedness evidenced thereby, shall be had against any incorporator, as such or against any past, present or future stockholder, officer, director or employee, as such, of the Company, the Guarantor or of any of either of their respective successors, either directly or through the Company or the Guarantor or any successor, under any rule of law, statute or constitutional provision or by the enforcement of any assessment or by any legal or equitable proceeding or otherwise, all such personal liability being expressly waived and released by the acceptance of the Securities by the Holders thereof and as part of the consideration for the issue of the Securities.

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17.	Discharge of Indenture. The Indenture contains certain provisions pertaining to discharge and defeasance, which provisions shall for all purposes have the same effect as if set forth herein.

18.	Authentication. This ate shall not be valid or become obligatory for any purpose until the certificate of authentication hereon shall have been signed by the Trustee under the Indenture referred to on the reverse hereof and until this Note has been effectuated for and on behalf of the Common Safekeeper.

19.	Guarantee. This Note is fully and unconditionally guaranteed by the Guarantor, as provided in Article 10 of the Base Indenture and Section 1.4 of the Supplemental Indenture.

20.	Governing Law. The laws of the State of New York shall govern the Base Indenture, the Supplemental Indenture and this Note. The provisions of articles 470-1 to 470-19 (inclusive) of the Luxembourg law of 10 August 1915 on commercial companies, as amended, are expressly excluded.

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OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Vote purchased by the Company pursuant to a Change of Control Offer, check the box:

☐         Change of Control Offer

If you want to elect to have only part of this Note purchased by the Company pursuant to a Change of Control Offer, state the amount: €__________

Date: __________________________	Your Signature: _________________________
(Sign exactly as your name appears on the face of this Note)

Tax I.D. Number:

Signature Guarantee*: _______________________

*Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

GUARANTEE

For value received, Becton, Dickinson and Company hereby fully and unconditionally guarantees to the holder of this Note and to the Trustee and its successors and assigns (1) the full and actual payment when due, whether at stated maturity, by acceleration, by redemption or otherwise, of all obligations of the Company under Article 10 of the Indenture (including obligations to the Trustee) and this Note, whether for payment of principal of, or interest on or premium, if any, on, this Note and all other monetary obligations of the Company under Article 10 of the Indenture and this Note and (2) the full and punctual performance within applicable grace periods of all other obligations of the Company whether for fees, expenses, indemnification or otherwise under Article 10 of the Indenture and this Note. This Guarantee will not become effective until the Trustee or Authenticating Agent duly executes the certificate of authentication on this Note and until this Note has been effectuated for and on behalf of the Common Safekeeper. This Guarantee shall be governed by the laws of the State of New York. The provisions of articles 470-1 to 470-19 (inclusive) of the Luxembourg law of 10 August 1915 on commercial companies, as amended, are expressly excluded.

Dated:

BECTON, DICKINSON AND COMPANY

By:

Name:

Title: